Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Amendment No.2 to Form F-4 of EUROEV Holdings Limited of our report dated July 30, 2026, which includes an emphasis of matter paragraph as to EUROEV Holdings Limited’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of EUROEV Holdings Limited as of December 31, 2025 and 2024, the related consolidated statements of operations, shareholder’s deficit, and cash flows for the year ended December 31, 2025 and the period from October 16, 2024 (inception) through December 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 21, 2026	Certified Public Accountants
PCAOB ID: 1171